RYAN'S FAMILY STEAK HOUSES, INC.
                REPORTS RECORD SALES RESULTS FOR
            DECEMBER, FOURTH QUARTER AND FISCAL 2001



GREER, SOUTH CAROLINA - - Ryan's Family Steak Houses, Inc. (NASDAQ:RYAN) today announced that average unit sales for the 4-week period ending January 2, 2002 ("December") set a new record for December sales periods, representing the ninth record month during 2001. In addition, December's average unit sales levels contributed to new fourth quarter and fiscal year sales records.

Same-store sales for December and the fourth quarter amounted to +11.4% and +4.8%, respectively. Management noted that December 2000 was adversely impacted by severe winter weather that affected the Company's southern and midwestern regions. For comparison purposes, same-store sales for December and the fourth quarter 2000 were -5.2% and -2.2%, respectively.

Per the table below, it should be noted that the December and the fourth quarter 2001 periods were each one week less than the comparable periods in 2000. These differences affect total sales, but do not affect either the same-store or all-store amounts as these calculations are based on average weekly sales over similar-week periods.

Other details regarding the sales results follow:

                                      (Unaudited)
                               December          4th
                                 2001          Quarter

Total sales (000's)           $54,700         $179,871
Change from prior year            -8%              +1%

			Dec. 2001 - 4 weeks   4Q 2001 - 13 weeks
			Dec. 2000 - 5 weeks   4Q 2000 - 14 weeks


Average unit sales:
Same stores (open at least 18 mos.) +11.4%        +4.8%
All stores (all Ryan's units)       +13.1%        +5.9%

At January 2, 2002, the Company owned and operated 313 Ryan's restaurants.

Financial  results for the fourth quarter 2001  and  fiscal  year
2001  are  expected  to  be released on  January  30,  2002.   In
addition,  the  Company's next accounting period  consists  of  5 weeks, ending on February 6, 2002.